As filed with the Securities and Exchange Commission on July 21, 2017

Registration No. 333-200221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 4

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

NexPoint Multifamily Capital Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

300 Crescent Court

Suite 700

Dallas, Texas 75201

(972) 628-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Mitts

300 Crescent Court

Suite 700

Dallas, Texas 75201

(972) 628-4100

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Heath D. Linsky, Esq.

Lauren B. Prevost, Esq.

Owen J. Pinkerton, Esq.

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326-1044

(404) 233-7000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☒
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

DEREGISTRATION OF SHARES OF COMMON STOCK

NexPoint Multifamily Capital Trust, Inc. (the “Company”) filed a Registration Statement on Form S-11 (Registration No. 333-200221) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 12, 2015, pursuant to which the Company registered $1.0 billion in shares of two classes of common stock, Class A Shares and Class T Shares, in any combination up to the maximum offering amount, as well as up to $100 million in additional Class A Shares and Class T Shares, in any combination, to be issued pursuant to a distribution reinvestment plan (the “DRIP”) (the “Offering”).

As of the close of business on July 20, 2017, the Company had sold a total of $10,214,121 of Class A Shares and Class T Shares pursuant to the Registration Statement, including $9,755,268 of Class A Shares and Class T Shares sold to the public pursuant to the primary portion of the Offering and $458,853 of Class A Shares and Class T Shares sold pursuant to the DRIP. The Company terminated the offering of shares pursuant to the Registration Statement as of the close of business on July 21, 2017, and hereby deregisters the remaining $1,090,703,585 of unsold Class A Shares and Class T Shares as of the close of business on July 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, in the State of Texas, on the 21st day of July, 2017.

NEXPOINT MULTIFAMILY CAPITAL TRUST, INC.

By:	/s/ Brian Mitts
Brian Mitts Chief Financial Officer, Executive VP- Finance, Treasurer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/* James Dondero	President (Principal Executive Officer)	July 21, 2017

/s/Brian Mitts Brian Mitts	Chief Financial Officer, Executive VP-Finance, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	July 21, 2017

/s/* D. Kirk McAllaster, Jr.	Independent Director	July 21, 2017

/s/* John M. Pons	Independent Director	July 21, 2017

*By:	/s/ Brian Mitts
Brian Mitts Attorney-in-fact